EXHIBIT 5.1

                                December 23, 1996

American Residential Services, Inc.
5051 Westheimer
Suite 725
Houston, Texas 77056

Gentlemen:

      As set forth in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on December 23, 1996 (the "Registration Statement") by American Residential Services, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to shares of common stock, par value $0.001 per share, of the Company, including the rights associated therewith ("Common Stock"), to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Common Stock are being passed upon for the Company by me.

      In my capacity as General Counsel of the Company, I have examined the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

      In connection with this opinion, I have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any appropriate prospectus supplement.

      Based on and subject to the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

         2. With respect to shares of Common Stock, when (i) the Board of Directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board"), has taken all necessary corporate action to approve the issuance of and the terms of the offering shares of Common Stock and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement. I also consent to the reference to my name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ JOHN D. HELD
                                        John D. Held